                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   ________

                                  SCHEDULE 13G

                                 (Rule 13d-102)

       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                             (Amendment No._____)*


                             Active Software, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                 00504 E 10 0
                        ------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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  ---------------------                              ---------------------
  CUSIP NO.00504 E 10 0             13G                Page 2 of 5 Pages
  ---------------------                              ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      R. James Green
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      U.S.A
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                           150,000
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             1,065,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          150,000
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                           1,065,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,215,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      5.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12

      IN
------------------------------------------------------------------------------

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  ---------------------                              ---------------------
  CUSIP NO.00504 E 10 0             13G                Page 3 of 5 Pages
  ---------------------                              ---------------------

Item 1

     (a) Name of Issuer

         Active Software, Inc.
         -----------------------------------------------------------------------

     (b) Address of Issuer's Principal Executive Offices:

         3333 Octavius Drive, Santa Clara, CA 95054
         -----------------------------------------------------------------------
Item 2

     (a) Name of Person Filing

         R. James Green
         -----------------------------------------------------------------------

     (b) Address of Principal Business Office or, if none, Residence:

         Same as Item 1(b)
         -----------------------------------------------------------------------

     (c) Citizenship:

         U.S.A
         -----------------------------------------------------------------------

     (d) Title of Class of Securities:

         Common Stock
         -----------------------------------------------------------------------

     (e) CUSIP Number:

         00504 E 10 0
         -----------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or 13d-2(c), Check Whether the Person Filing is a:

        Not Applicable

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount Beneficially Owned:

          1,215,000
          ---------------------------------------------------------------------

     (b)  Percent of class:

          5.2%
          ---------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

        (i)   Sole power to vote or to direct the vote 150,000
                                                      --------------------------

        (ii)  Shared power to vote or to direct the vote 1,065,000
                                                        ------------------------

        (iii) Sole power to dispose or to direct the disposition of 150,000
                                                                   -------------

        (iv)  Shared power to dispose or to direct the disposition of 1,065,000
                                                                     -----------

Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable

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  ---------------------                              ---------------------
  CUSIP NO.00504 E 10 0             13G                Page 4 of 5 Pages
  ---------------------                              ---------------------


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not Applicable

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

Item 9.  Notice of Dissolution of a Group.

         Not Applicable

Item 10. Certification.

         Not Applicable

  ---------------------                              ---------------------
  CUSIP NO.00504 E 10 0             13G                Page 5 of 5 Pages
  ---------------------                              ---------------------


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              February 11, 2000
                                              ----------------------------------
                                                            Date

                                              /s/ R. James Green
                                              ----------------------------------
                                                          Signature

                                              R. James Green
                                              ----------------------------------
                                                          Name/Title